Exhibit 21.1

List of Subsidiaries

RMR Logistics, Inc. – a Nevada corporation

RMR Aggregates, Inc. – a Colorado corporation

Rail Land Company, LLC – a Colorado limited liability company

None of these subsidiaries does business under any other name.